Exhibit 4.2

EXECUTION VERSION

JIVE SOFTWARE, INC.

THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

March 28, 2011

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TABLE OF CONTENTS

(Continued)

		Page
3.11	Aggregation of Stock	24
3.12	Additional Parties	24
3.13	Entire Agreement	24

Exhibit A Schedule of Investors and Founders

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THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 28th day of March, 2011, by and among Jive Software, Inc., a Delaware corporation (the “Company”), and each of the investors and the founders of the Company listed on Schedule A hereto (together, the “Investors” and the “Founders,” respectively).

RECITALS

A. The Investors hold shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”), Series B Preferred Stock (the “Series B Preferred Stock”) and Series C Preferred Stock (the “Series C Preferred Stock”) and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of July 19, 2010, among the Company, the Founders and the Investors (the “Prior Agreement”); and

B. Concurrently with the execution of this Agreement, the Company is (i) increasing the number of authorized members of its Board of Directors from eight (8) to nine (9) members; and (ii) filing a certificate of amendment to its Third Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to reduce the number of directors that the holders of a majority of the outstanding shares of Common Stock are entitled to elect from three (3) to two (2) members, with the actions described in the foregoing clauses (i) and (ii) resulting in an aggregate increase from two (2) to four (4) in the number of members of the Company’s Board of Directors elected by the vote of the holders of Preferred Stock and Common Stock (voting together as a single class). In addition, Section 2.5 hereof is being amended such that William Lynch and Matthew Tucker shall rotate service as one (1) of the members of the Company’s Board of Directors elected by the holders of Common Stock, with the other Founder who is not then serving on the Company’s Board of Directors receiving an invitation to attend all meetings of its Board of Directors in a nonvoting observer capacity; and

C. The undersigned Investors and Founders are holders of at least a majority of the (i) “Registrable Securities” of the Company (as defined in the Prior Agreement) and (ii) Common Stock currently held by the Founders. The Investors and the Founders desire to amend, restate and supersede the Prior Agreement in the form of this Agreement and to accept the rights and obligations created pursuant hereto in lieu of the rights and obligations granted to or imposed upon them under the Prior Agreement.

NOW, THEREFORE, in consideration of the promises, covenants, and conditions set forth herein, the parties hereto hereby agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form 5-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Free Writing Prospectus” means a free writing prospectus, as defined in Rule 405.

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(e) The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(f) The term “Preferred Directors” means the director elected by a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, and the director elected by a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class, pursuant to Section 5.2 of the Company’s Third Amended and Restated Certificate of Incorporation.

(g) The term “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock of the Company.

(h) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the Common Stock issued to the Investors other than upon conversion of the Preferred Stock, (iii) the Common Stock issued to the Founders; provided, however, that such shares of Common Stock issued to the Founders shall not be deemed Registrable Securities for the purposes of Sections 1.2, 1.12, 1.15 and 3.7 and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) and (iii) above; provided, however, that the term “Registrable Securities” shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(j) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(k) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) July 19, 2015, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from (A) in the case of the first registration to be effected pursuant to this Section 1.2, the Holders of at least fifty-one percent (51%) of the Registrable Securities then outstanding, or (B) in the case of any subsequent request following the first registration to be effected pursuant to this Section 1.2, the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding (in any such case, the “Initiating Holders”), that the Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of the Registrable Securities held by such Initiating Holders and with an anticipated aggregate offering price of at least $15,000,000, then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii) effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Act of all Registrable Securities that the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders electing to include shares in the offering, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. For purposes of the preceding sentence concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members and stockholders of such holder, or the estates and family members of any such partners and retired partners and members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; and provided, further, that the Company shall not register any securities for its account or the account of any other stockholder during such one hundred twenty (120) day period (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction).

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

(e) In connection with a registration under this Section 1.2, the Founders shall be entitled to include any of their shares of Common Stock in any registration by the Company under this subsection 1.2, provided that:

(i) their rights under this Section 1.2 shall be subordinate to the rights of the Investors;

(ii) if they request inclusion of their securities in such registration, they shall continue to serve as employees of the Company on the effective date of such registration; and

(iii) they shall agree to be bound by all other provisions of this Agreement and participate in any such registration on the same basis as each Holder in accordance with all applicable provisions of this Agreement.

1.3 Company Registration.

(a) If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, include in the registration statement all of the Registrable Securities that each such Holder has requested to be registered.

(b) Upon any sale by the Company of shares of its Common Stock to the public in a firmly underwritten public offering solely for cash, any Founder shall be entitled to include any of its shares of Common Stock in any registration by the Company under this subsection 1.3, if (A) the Founder that chooses to include any of such Founder’s securities in such registration shall continue to serve the Company as an employee on the effective date of such registration statement, and (B) such Founder agrees to be bound by all other provisions of this Agreement and participate in any such registration on the same basis as each Holder (except as specifically set forth in Section 1.8 below) in accordance with all applicable provisions of this Agreement.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required under the Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on a national exchange or trading system and on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use all commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of counsel representing the Company for purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.5 Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.12(b)(2), whichever is applicable.

1.6 Expenses of Demand Registration. All expenses (other than underwriting discounts and commissions and fees and disbursements of counsel for the Holders other than as stated herein) incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and fees and disbursements of counsel for the Holders up to a maximum of $35,000 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable

Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company, but excluding underwriting discounts and commissions relating to Registrable Securities and fees and disbursements of counsel for the Holders.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced unless securities of all other selling stockholders are excluded entirely, (ii) any securities held by a Founder be included in such offering if any Registrable Securities held by any Holder (and that such Holder has requested be so registered) are excluded from such offering and (iii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. Notwithstanding the foregoing, in no event shall the amount of Registrable Securities of the Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Company’s initial public offering, in which case the Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members and stockholders of such holder, or the estates and family members of any such partners and retired partners and members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus or Free Writing Prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b), when combined with any amounts paid pursuant to Section 1.10(d) below, exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.10 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.10(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $500,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; and provided, further, that the Company shall not register any securities for its account or the account of any other stockholder during such one hundred twenty (120) day period (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction);

(iv) if the Company has, within the six (6) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.12 and such registration has been declared or ordered effective;

(v) if the Company has already effected six (6) registrations on Form S-3 for the Holders pursuant to this Section 1.12; or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required under the Act.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12 (other than underwriting discounts and commissions and fees and disbursements of counsel for the Holders other than as stated herein), including (without limitation) all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company and fees and disbursements of counsel for the Holders up to a maximum of $35,000, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who (i) acquires at least one million (1,000,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) from such Holder, or (ii) is a subsidiary, parent, partner, limited partner, retired partner, member or stockholder or other affiliate of the Holder, including an affiliated venture capital fund; provided (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a venture capital fund, partnership, a limited liability company or a corporation who are affiliated venture capital funds, partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) or members of such limited liability company (including spouses and ancestors, lineal descendants and siblings of such members or spouses who acquire Registrable Securities by gift, will or intestate succession) or stockholders of such corporation (including spouses and ancestors, lineal descendants and siblings of such stockholders or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the venture capital fund, partnership, limited liability company or corporation, as applicable; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

1.14 “Market Stand-Off’ Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (held immediately prior to the effectiveness of the Registration Statement for such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.14 shall apply only to the Company’s initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s initial public offering that are consistent with this Section 1.14 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 1.14 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

1.15 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.12 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public, resulting in not less than $30,000,000 in aggregate proceeds to the Company or (ii) as to any Holder, such time at which all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three month period without registration in compliance with Rule 144 of the Act.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. As long as the Investors hold together at least 1,000,000 shares of Preferred Stock of the Company (either in the form of Preferred Stock or Common Stock issued upon conversion thereof, and as adjusted for subsequent stock splits, stock dividends, combinations and other recapitalizations) the Company shall deliver to each Investor:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited by independent public accountants selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement for such quarter, statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter, in reasonable detail;

(c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and a balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and income statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Vice President of Finance or President of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

(f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as any Investor or any assignee of the Investor may from time to time request; provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Investor, at the Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Confidentiality, Assignment and Termination of Covenants

(a) Each Investor hereby agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided under the covenants set forth in Section 2.1 and Section 2.2; provided, however, that notwithstanding the foregoing, the Investor may include summary financial information concerning the Company and general statements concerning the nature and progress of the Company’s business in its reports to its limited partners, members or stockholders, and may disclose all such information to its affiliates, accountants and attorneys.

(b) The covenants set forth in Section 2.1, Section 2.2, Section 2.4 and Section 2.6 shall terminate as to the Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public resulting in not less than $30,000,000 in aggregate proceeds to the Company is consummated, or if earlier, when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, with respect to the covenants set forth in Section 2.1.

(c) The covenants set forth in Section 2.1 and Section 2.2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities described in Section 1.13 above.

2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor a right of first offer to purchase its Pro Rata Share (as hereinafter defined) (in whole or in part) with respect to future sales by the Company of its Shares (as hereinafter defined). Each Investor shall be entitled to assign or apportion the right of first offer hereby granted it among itself and its partners, members, stockholders and affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund) in such proportions as it deems appropriate. For purposes of this Section 2.4, the Investor’s “Pro Rata Share” of Shares shall mean that number of Shares that equals the proportion that (i) the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Investor bears to (ii) the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities then outstanding).

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to the Investors in accordance with the following provisions:

(a) The Company shall deliver a notice by confirmed facsimile transmission, certified mail or a nationally recognized overnight courier service (“Notice”) to each Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and a summary of the terms, if any, upon which it proposes to offer such Shares.

(b) By written notification received by the Company within ten (10) calendar days after receipt of the Notice, each Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to its Pro Rata Share of such Shares.

(c) If any Investor fails so to agree in writing within such ten (10) day period to purchase such Investor’s full Pro Rata Share of an offering of Shares (a “Nonpurchasing Investor”), then such Nonpurchasing Investor shall forfeit the right hereunder to purchase that part of his, her or its Pro Rata Share of such Shares that he, she or it did not so agree to purchase and the Company shall promptly give each Investor who has timely agreed to purchase his, her or its full Pro Rata Share of such offering of Shares (a “Purchasing Investor”) written notice of the failure of any Nonpurchasing Investor to purchase such Nonpurchasing Investor’s full Pro Rata Share of such offering of Shares (the “Overallotment Notice”). Each Purchasing Investor shall have a right of overallotment such that such Purchasing Investor may agree to purchase a portion of the Nonpurchasing Investors’ unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Investors, at any time within five (5) days after receiving the Overallotment Notice.

(d) If all Shares that Investors are entitled to obtain pursuant to subsections 2.4(b) and (c) are not elected to be obtained as provided in subsections 2.4(b) and (c) hereof, the Company may, during the sixty (60)-day period following the expiration of the periods provided in subsection 2.4(b) and (c) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

(e) The right of first offer in this Section 2.4 shall not be applicable to (i) shares of Common Stock issued pursuant to a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents; (ii) shares of Common Stock issuable or issued to employees, consultants or directors of the Company pursuant to a stock option plan or restricted stock plan approved unanimously by the Board of Directors or a stock purchase agreement approved unanimously by the Board of Directors; (iii) shares of Common Stock issuable or issued in a firm commitment underwritten public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; (iv) shares of Common Stock issuable or issued upon conversion of the Preferred Stock or as dividends or distributions on the Preferred Stock; (v) shares of Common Stock issuable or issued upon exercise of warrants issued to banks or equipment lessors, which warrants were approved by the Board of Directors, including the Preferred Directors; or (vi) shares of Common Stock issuable or issued in connection with business combinations or corporate partnering agreements approved by the Board of Directors, including the Preferred Directors.

2.5 Board of Directors.

(a) Each Investor, as a holder of Preferred Stock and Common Stock of the Company, as the case may be, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Preferred Stock or Common Stock, to hold all of the shares of Preferred Stock and Common Stock registered in its name (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such Preferred Stock, and any other voting securities of the Company subsequently acquired by such Investor) (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement. Each Founder, as a holder of Common Stock of the Company, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Common Stock, to hold all of such shares of Common Stock and any other securities of the Company acquired by such Founder in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities) (the “Founder Shares”) subject to, and to vote the Founder Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement.

(b) With respect to the four (4) members of the Company’s Board of Directors that the Third Amended and Restated Certificate of Incorporation provides is to be elected by the holders of Common Stock and Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis), the Investors and Founders shall each vote at any regular or special meeting of stockholders (or by written consent) such number of Investor Shares or Founder Shares, as applicable, then owned by them (or as to which they then have voting power) as may be necessary to elect two persons designated by (i) the Founders holding a majority of the outstanding shares of the Company’s Common Stock held by all of the Founders and (ii) the holders of a majority of the outstanding shares of the Company’s Preferred Stock, voting together as a single class and not as separate series and on an as-converted basis, initially Bill Lanfri, David DeWalt, Sundar Pichai and Jonathan Heiliger.

(c) With respect to the two (2) members of the Company’s Board of Directors that the Third Amended and Restated Certificate of Incorporation provides is to be elected by the holders of Common Stock,

(i) the Investors and Founders shall each vote at any regular or special meeting of stockholders (or by written consent) such number of Investor Shares or Founder Shares, as applicable, then owned by them (or as to which they then have voting power) as may be necessary to elect as a director the Company’s then-serving Chief Executive Officer as one of the members of the Company’s Board of Directors elected by the holders of Common Stock;

(ii) the Investors and Founders shall each vote at any regular or special meeting of stockholders (or by written consent) such number of Investor Shares or Founder Shares, as applicable, then owned by them (or as to which they then have voting power) as may be necessary to elect as a director a single Founder as one (1) of the members of the Company’s Board of Directors elected by the holders of Common Stock; provided, however, that each of William Lynch and Matthew Tucker (each, a “Founder Designee” and, collectively the “Founder Designees”) shall rotate such position on the Company’s Board of Directors in the following order: Mr. Lynch from the date hereof until the date of the first annual meeting of stockholders held following the date of a Qualified IPO (as defined below), followed by Mr. Tucker. In the event that a Qualified IPO has not occurred by September 30, 2012, the parties intend to adopt a method to have Messrs. Lynch and Tucker rotate service as Board members annually and the Investors and the Founders agree to work in good faith to amend this Agreement to effect such intent.

With respect to the Founder Designee who is not then serving on the Company’s Board of Directors pursuant to Subsection 2.5(c)(ii), the Company shall invite such Founder Designee to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such Founder Designee copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that the Company reserves the right to withhold any information and to exclude such Founder Designee from any meeting or portion thereof if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could result in a conflict of interest between such Founder Designee and the Company or its counsel; or (iii) a majority of the members of the Company’s Board of Directors vote to exclude such Founder Designee from any meeting or from any portion thereof due to a good faith belief that inclusion of such Founder Designee is reasonably necessary to protect highly sensitive information. Each Founder Designee agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to him or learned by him in connection with his rights under this paragraph, except to the extent otherwise required by law.

In the event that the person serving as the director elected pursuant to Subsection 2.5(c)(i), above, ceases to serve as the Company’s Chief Executive Officer, each Investor and Founder agrees to vote at any regular or special meeting of stockholders (or by written consent) such number of Investor Shares or Founder Shares, as applicable, then owned by them (or as to which they then have voting power) as may be necessary to remove such director at the request of a majority of the Company’s Board of Directors, excluding the director to be removed.

In the event that this Section 2.5 is terminated pursuant to Subsection 2.5(k) below, and if the Company’s Board of Directors so determines, then effective upon the effective date of such initial public offering (the “Effective Date”), the Company shall (A) cause the directors of the corporation to be divided into three classes as nearly equal in size as is practicable, designating such classes as Class I, Class II and Class III; (B) provide that the term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date; and (C) assign any Founder Designee already in office to Class III.

(d) With respect to the member of the Company’s Board of Directors that the Third Amended and Restated Certificate of Incorporation provides is to be elected by the holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and not as separate series, and on an as-converted basis, the Investors shall each vote at any regular or special meeting of stockholders (or by written consent) such number of Investor Shares then owned by them (or as to which they then have voting power) as may be necessary to elect as a director the person designated by Sequoia Capital, initially Jim Goetz.

(e) With respect to the member of the Company’s Board of Directors that the Third Amended and Restated Certificate of Incorporation provides is to be elected by the holders of Series C Preferred Stock, voting as a separate class, the Investors shall each vote at any regular or special meeting of stockholders (or by written consent) such number of Investor Shares then owned by them (or as to which they then have voting power) as may be necessary to elect as a director the person designated by KPCB Holdings, Inc., as nominee, initially Ted Schlein.

(f) With respect to the member of the Company’s Board of Directors that the Third Amended and Restated Certificate of Incorporation provides is to be elected by the holders of Preferred Stock, voting together as a single class and not as separate series, and on an as-converted basis, the Investors shall each vote at any regular or special meeting of stockholders (or by written consent) such number of Investor Shares then owned by them (or as to which they then have voting power) as may be necessary to elect as a director the person designated by the Investors holding a majority of the Preferred Stock, initially Charles Robel.

(g) Any director nominated pursuant to subsections 2.5(b), 2.5(c), 2.5(d), 2.5(e) or 2.5(f) above may only be removed upon the vote or written consent of the Investors or Founders (or other persons) entitled to nominate such director. Any vacancy created by the resignation, removal or death of any such director shall be filled pursuant to the provisions of subsections 2.5(b), 2.5(c), 2.5(d), 2.5(e) or 2.5(f) above.

(h) Should the provisions of this Section 2.5 be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

(i) The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company.

(j) Neither the Company, the Founders, the Investors, nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the

Company’s Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

(k) This Section 2.5 (other than Section 2.5 (c)(ii) above) shall terminate in its entirety and be of no further force or effect upon the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public resulting in not less than $30,000,000 in aggregate proceeds to the Company (a “Qualified IPO”). Section 2.5(c)(ii) shall terminate in its entirety and be of no further force or effect following the appointment of Mr. Tucker to the Company’s Board of Directors as a Class III director.

2.6 Employee Vesting. Unless unanimously approved by the Board of Directors of the Company, all future employees and consultants of the Company who shall purchase, or receive options to purchase, shares of the Company’s capital stock following the date hereof shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four-year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following 36 months; provided, however, that shares or options to purchase shares granted to any of the Company’s management employees may provide for accelerated vesting of up to 50 percent of the unvested shares upon the termination of the employee within twelve months following a change of control of the Company and (ii) a 180-day lockup period in connection with the Company’s initial public offering. The Company shall retain a right of first refusal on transfers until the Company’s initial public offering and the right to repurchase unvested shares at cost.

2.7 D&O Insurance. If the Board so determines, the Company shall use commercially reasonable efforts to obtain, from financially sound and reputable insurers, and thereafter maintain a policy or policies of directors’ and officers’ liability insurance (“D&O Insurance”) on terms and conditions satisfactory to the Board and with coverage limits customary for companies similarly situated to the Company, and will use commercially reasonable efforts to cause such policy to be maintained until such time as the Board determines that such insurance should be discontinued.

2.8 Competitive Activities and Use of Information. The Company acknowledges that the Investors and their affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors acknowledge and agree that a Covered Person shall:

(a) have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and

(b) in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes material non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject.

Notwithstanding anything in this Section 2.8 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company.

For the purposes of this Section 2.8, “Covered Persons” shall have the meaning set forth in the Company’s Third Amended and Restated Certificate of Incorporation.

3. Miscellaneous

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

3.3 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic signature.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided, however, that in the event such amendment or waiver adversely affects the rights and/or obligations of one or more of the Founders under Section 1 of this Agreement in a different manner than the other Holders (disregarding for such purpose differences in the number of shares held by the Founders and Holders), such amendment or waiver shall also require the written consent of the holders of at least a majority of the Common Stock then held by such Founder(s), and in the event such amendment or waiver adversely affects the rights and/or obligations of one Investor or class of Investors in a different manner than the other Investors (disregarding for such purpose differences in the number of shares held by the Investors), such amendment or waiver shall also require the written consent of such Investor or class of Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

3.9 Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

3.10 Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.11 Aggregation of Stock. All shares of Registrable Securities of the Company held or acquired by a stockholder and its affiliated entities shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes of the foregoing, the shares held by any stockholder that (i) is a venture capital fund, partnership, limited liability company or corporation shall be deemed to include shares held by affiliated venture capital funds, partnerships, limited liability companies or corporations, or the partners, retired partners, members and stockholders of such holder or members of the “immediate family” (as defined below) of any such partners, retired partners, members and stockholders, and any custodian or trustee for the benefit of any of the foregoing persons and (ii) is an individual shall be deemed to include shares held by any members of the stockholder’s immediate family (“immediate family” shall include any spouse, father, mother, brother, sister, lineal descendant of spouse or lineal descendant) or to any custodian or trustee for the benefit of any of the foregoing persons.

3.12 Additional Parties. Unless otherwise directed by the Investors holding a majority of the outstanding Series C Preferred Stock, the Company shall require any person who acquires (a) shares of the Company’s Series C Preferred Stock or (b) at least two percent (2%) of the outstanding shares of the Company’s Common Stock to become a party to this Agreement as an Investor or Founder, respectively, by executing and delivering a counterpart signature page of this Agreement and the Company shall thereupon update Exhibit A to this Agreement.

3.13 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof and thereof, including without limitation, the Prior Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

THE COMPANY:	JIVE SOFTWARE, INC.

	By:	/s/ Bryan LeBlanc
Bryan LeBlanc
Chief Financial Officer

Address:	325 Lytton Avenue, Suite 200
Palo Alto, California 94301

FOUNDERS:	/s/ Matthew Tucker
Matthew Tucker

Address:	c/o Jive Software
915 SW Stark Street, Suite 400
Portland, OR 97205

/s/ William Lynch
William Lynch

Address:	c/o Jive Software
915 SW Stark Street, Suite 400
Portland, OR 97205

David Hersh

Address:	c/o Jive Software
735 Emerson Street
Palo Alto, California 94301

Signature Page to Third Amended and Restated Investors’ Rights Agreement

INVESTORS:

KPCB Holdings, Inc., as nominee

By:	/s/ TED SCHLEIN
Name:	TED SCHLEIN
Title:	[illegible] Sr. Vice President

Sequoia Capital Growth Fund III
Sequoia Capital Growth Partners III
Sequoia Capital Growth Principals Fund III

By:	SCGF III Management, LLC A Delaware Limited Liability Company General Partner of Each

By:	[illegible]
Managing Member

Hawkswatch Holdings, LLC

By:

Name:

Title:

Signature Page to Third Amended and Restated Investors’ Rights Agreement

EXHIBIT A

Name and Address of the Investors

KPCB Holdings, Inc., as nominee

2750 Sand Hill Road

Menlo Park, CA 94025

Sequoia Capital Growth Fund III

Sequoia Capital Growth Partners III

Sequoia Capital Growth Principals Fund III

SCGF III Management, LLC

3000 Sand Hill Road

Building 4, Suite 180

Menlo Park, CA 94025

Webb Family Trust U/A 6/3/95

PO Box 1060

Los Gatos, CA 95031

Northgate Partners LLC

649 San Ramon Valley Blvd.

Danville, CA 94526

Hawkswatch Holdings, LLC

PO Box 1056

Vancouver, WA 98666

Names and Addresses of the Founders

Matthew Tucker

c/o Jive Software

915 SW Stark Street, Suite 400

Portland, OR 97205

William Lynch

c/o Jive Software

915 SW Stark Street, Suite 400

Portland, OR 97205

David Hersh

c/o Jive Software

325 Lytton Avenue

Palo Alto, California 94301

A - 1